Exhibit (dd)(1)

Amendment to Schedule 3A

Effective as of April 7, 2025, the following separate accounts of the Company are hereby added to this Schedule 3A and made subject to the Agreement:

Name of Account	Date Established by Board of Directors of the Company	Type of Product Supported by Account
Separate Account III	2008	Variable Life Insurance

IN WITNESS WHEREOF, the Trust, the Distributor and the Company hereby amend this Schedule 3A in accordance with Article XI of the Agreement.

/s/ Frank Murphy	/s/ Jose Miscolta
Goldman Sachs Variable Insurance Trust Name: Frank Murphy Title: Managing Director	Pacific Life Insurance Company Name: Joseph Miscolta Title: AVP Investment Marketing

/s/ Marci Green
Goldman Sachs & Co. LLC Name: Marci Green Title: Managing Director

Amendment to Schedule 3B

Effective as of April 7, 2025, the following Contracts are hereby added to this Schedule 3B and made subject to the Agreement:

Name of Contract	Available Funds/Share Classes	Group or Individual	Type of Product Supported by Account
Magnastar	All Funds of the Trust – Institutional Class	Individual	Variable Life Insurance

IN WITNESS WHEREOF, the Trust, the Distributor and the Company hereby amend this Schedule 3B in accordance with Article XI of the Agreement.

/s/ Frank Murphy	/s/ Jose Miscolta
Goldman Sachs Variable Insurance Trust Name: Frank Murphy Title: Managing Director	Pacific Life Insurance Company Name: Joseph Miscolta Title: AVP Investment Marketing

/s/ Marci Green
Goldman Sachs & Co. LLC Name: Marci Green Title: Managing Director

2